Exhibit 10.6

OVERSEAS SHIPHOLDING GROUP, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

(Pursuant to the Overseas Shipholding Group, Inc. 2004 Stock Incentive Plan)

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this "Agreement"), is made as of the 15th day of February, 2007 by and between Overseas Shipholding Group, Inc. (the "Company") and Morten Arntzen (the "Optionee").

WHEREAS, the Company has adopted the Overseas Shipholding Group, Inc. 2004 Stock Incentive Plan (the "Plan") in order to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer eligible employees stock-based incentives, thereby creating a means to raise the level of equity ownership by such individuals in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company's stockholders; and

WHEREAS, the Committee has determined to grant an option to the Optionee under the Plan as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

Grant of Option

The Company hereby grants to the Optionee the right and option (the "Option") to purchase up to 146,270 of shares of Common Stock, subject to, and in accordance with, the terms and conditions set forth in this Agreement and the Plan.

The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code. The grant of the Option is not intended to provide for a deferral of compensation under Section 409A of the Code pursuant to the exception provided in Q&A 4(d)(ii) of Notice 2005-1. Accordingly, the Option is not subject to the restrictions of Code Section 409A.

This Agreement shall be construed in accordance and consistent with and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

Grant Price: Subject to, and in accordance with, the adjustment mechanisms set forth in this Agreement or the Plan, the price at which the Optionee shall be entitled to purchase shares of Common Stock upon the exercise of the Option shall be $63.44 per share of Common Stock (the "Exercise Price").

Exercisability and Vesting of Option: The Option shall vest and become nonforfeitable in accordance with Exhibit I provided that the Optionee is then employed by the Company or an Affiliate, except as otherwise provided below.

Termination. In the event of the Optionee's termination of employment with the Company and its Affiliates prior to the vesting of the Option due to Disability, involuntary termination without Cause, termination for Good Reason or death:

        (a)     if the Committee determines, based on the Company's CAGR (as defined in Exhibit I) at the time of the Optionee's termination of employment that it is likely that one of the Performance Goals would be achieved (or already has been achieved), a pro rata portion of the applicable percentage of the Option (based on projected or actual achievement of either of the Performance Goals and based on the Optionee's period of service from the grant date through the date of termination of employment) shall be deemed vested as of the Optionee's termination date and shall be paid in accordance with Exhibit I; or

        (b)     if the Committee determines, based on the Company's CAGR at the time of the Optionee's termination of employment that it is unlikely that any of the Performance Goals would be achieved, or no additional portion of the Option would be earned, the remaining portion of the Option shall be immediately forfeited and cancelled upon the Optionee's termination of employment without further action of the Company.

Change in Control. In the event of a Change in Control prior to the vesting of the Option:

        (a)     if the Committee determines, based on the Company's CAGR, that on the effective date of the Change in Control it is likely that one of the Performance Goals will be achieved, the applicable percentage of the Option (based on projected achievement of either of the Performance Goals) shall be deemed vested immediately prior to the Change in Control and shall be paid as soon as practicable upon or following the Change in Control; or

        (b)     if the Committee determines, based on the Company's CAGR, that on the effective date of the Change in Control it is unlikely that any of the Performance Goals will be achieved, the Option shall be immediately forfeited and cancelled as of the effective date of the Change in Control without further action of the Company.

Term: The Option shall be exercisable to the extent and in the manner provided herein and shall be exercisable for a term of ten (10) years from the date hereof, provided, however, that the Option shall terminate earlier as provided in Section 6 of the Plan or as otherwise provided in the Plan.

Manner of Exercise and Payment

To the extent vested, the Option may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price (or arrangements satisfactory to the Committee made for such payment) as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange or quoted on a national quotation system sponsored by the National Association of Securities Dealers, and the Committee authorizes, through a procedure whereby the Optionee delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, the relinquishment of stock options or by payment in full or in part in the form of Common Stock (including by attestation) owned by the Optionee for such period, or acquired in such manner, as to avoid an incremental charge, for accounting purposes, against the Company's earnings as reported in the Company's financial statements (and for which the Participant has good title free and clear of any liens and encumbrances) based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee). No shares of Common Stock shall be issued until payment therefor, as provided herein, has been made or provided for.

Non-Transferability: The Option shall not be transferable other than by will or by the laws of descent and distribution.

No Right to Continued Employment: Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right with respect to continuance of employment by the Company or its Affiliates, nor shall this Agreement or the Plan interfere in any way with the right of the Company to terminate the Optionee's employment at any time.

Adjustments: In the case of any change in corporate structure as contemplated under Section 4.2(b) of the Plan, an equitable adjustment to the number and class of shares of Common Stock or other stock or securities subject to the Option and the purchase price for such shares of Common Stock or other stock or securities shall be deemed necessary and shall be made in accordance with such Section 4.2(b).

Withholding of Taxes

Upon exercise of the Option, Optionee will pay to the Company (or make arrangements satisfactory to the Company that are in compliance with applicable laws), any U.S. federal, state or local taxes of any kind required by law to be withheld with respect of the exercise of the Option. The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Optionee any U.S. federal, state or local taxes of any kind required by law to be withheld with respect to the exercise of the Option. If permitted by the Committee, the Optionee may elect to have withheld a portion of the shares of Common Stock issuable upon exercise of the Option having an aggregate Fair Market Value, on the date preceding the date of such issuance, equal to the minimum statutorily required withholding obligation.

Optionee Bound by the Plan: The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

Application of Section 16 of the Exchange Act: The Optionee has been advised that the Optionee may be subject to the reporting requirements of Section 16(a) of the Exchange Act and the holder may be subject to insider trading restrictions and reporting requirements on the purchase and sale of securities of the Company imposed under the Exchange Act.

Modification of Agreement: This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

Severability: Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

Governing Law: The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

Successors in Interest: This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Optionee's legal representatives. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Optionee's heirs, executors, administrators and successors.

Resolution of Disputes: Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Optionee and Company for all purposes.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first provided above.

                                                   OVERSEAS SHIPHOLDING GROUP, INC.

                                                   By: /s/Charles A. Fribourg
                                                            Chairman of the Compensation Committee

                                                         /s/Morten Arntzen
                                                         Mortzen Arntzen - "Optionee"

Please retain this copy for your records.

EXHIBIT I

PERFORMANCE GOALS

The Option subject to the Agreement shall (1) be earned upon certification by the Committee of the attainment of the Performance Goals set forth below based on the Compound Annual Growth Rate ("CAGR") of the price of the Company's common stock and (2) become vested as set forth below if the Optionee is continuously employed by the Company or an Affiliate though the dates specified below or, if later, the date of Committee certification. "CAGR" is calculated based solely on the annual stock price growth rate, compounded (adjusted for stock splits and stock dividends), and without any regard to cash dividends.
Earnout	December 31, 2009	December 31, 2010	December 31, 2011
Threshold -50% (9.88% CAGR)	$75.02	$82.43	$90.58
Target - 100% (18.25% CAGR)	$93.51	$110.57	$130.75
Portion Available for Vesting	portion based on attainment of threshold or target	portion based on attainment of threshold or target less portion available for vesting in prior year	portion based on attainment of threshold or target less portion available for vesting in prior years, with interpolations between threshold and target
Vesting of Portion Available	50% on 1/1/11 50% on 1/1/12	50% on 1/1/11 50% on 1/1/12	100% on 1/1/12

Note:   The prices set forth above are based on the $56.55 opening price on January 3, 2007.

To illustrate the above:

1.      Assume OSG stock price is $95.00 on 12/31/09. 100% of the Option will be "earned" based on performance, however the actual vesting would be delayed until 1/1/11 and 1/1/12 based solely on continued service, and irrespective of stock price movement after 12/31/09. Thus, there was a three year performance period and a two year service "tail." In the event of termination of employment after 12/31/09, the provisions on Termination and Change in Control will control the vesting of this already earned portion of the Option.

2.       Assume, however, the stock price is $80.00 as of 12/31/09. In that case, 50% of the Option would be earned, subject to the two year service vesting tail. Note that there will only be interpolation between threshold and target at the end of 12/31/11.

         With regard to the unearned 50% of the Option, we then look at stock price as of 12/31/10. If the price is less than $110.57, no additional portion of the Option is earned. If the price is $110.57 or greater, the other 50% is earned with one-half of the second 50% vesting immediately, i.e., 1/1/11 and the other half vesting in one year (1/1/12) based solely upon continued service, again, subject to the provisions on Termination and Change in Control.